Exhibit 14.1
HEARTBEAM, INC.

Code of Business Conduct and Ethics

I. Purpose
This Code of Business Conduct and Ethics (the "Code") was adopted to further the commitment of HeartBeam, Inc. (the “Company”) to conducting its business with honesty and integrity. This Code applies to all the employees and officers (all of whom are referred to collectively as “employees”) and directors on the board of directors of the Company (“directors”).

The Code is intended to ensure and promote:
•fair and accurate financial reporting;
•ethical conduct and compliance with applicable laws, rules and regulations including, without limitation, full, fair, accurate, timely and understandable disclosure in reports and documents we file with or submit to the U.S. Securities and Exchange Commission and in our other public communications;
•compliance with governmental laws, rules and regulations;
•the prompt internal reporting of violations of this Code as set forth in the Code;
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
•a culture of honesty and accountability; and
•the deterrence of wrongdoing.

The Code is not intended to create obligations of the Company or the Company’s board of directors (the “Board”) beyond those established by applicable laws or regulations. As a result, use of the word “shall,” “should” or “will” with respect to an activity or responsibility, shall be interpreted to create only the legal obligation that would have been imposed on the Company or the Board in the absence of the Code. To the extent this Code might be interpreted to create any responsibility or obligation beyond that required by law or regulation (a “Discretionary Responsibility”), it will be interpreted to not create any material or legally enforceable obligation or responsibility, and any such Discretionary Responsibility may be waived or modified at the full discretion of the Company or the Board.
Employees and directors are expected to read the policies set forth in the Code and ensure that they understand and comply with them. The Company's chief financial officer (the “CFO”) is responsible for applying these policies to specific situations in which questions may arise and has the authority to interpret these policies in any particular situation. Any questions about the Code or the appropriate course of conduct in a particular situation should be directed to the CFO, who may consult with the Company's outside legal counsel or the Board, as appropriate.

The Code should be read in conjunction with other policies applicable to an employee. Any determination with respect to the applicability of the provisions of this Code with respect to officers or directors of the Company may be made only by the Board.

II. Financial Reports and Other Records – Disclosure
Employees are responsible for the accurate and complete reporting of financial information within their respective areas of responsibility and for the timely notification to senior management of financial and non-financial information that may be material to the Company. The Company expects all of its employees to take this responsibility very seriously to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with government agencies or releases to the general public.

Each employee to the extent involved in the Company's disclosure process, including without limitation, the principal executive officer, principal financial officer and other senior employees who perform similar functions in the Company (collectively, “Senior Financial Officers”), must familiarize themselves with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company, and must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations.

All of the Company's books, records, accounts, and financial statements must be maintained in reasonable detail, and reflect the matters to which they relate accurately, fairly, and completely. Furthermore, all books, records, accounts and financial statements must conform both to applicable legal requirements and to the Company's system of internal controls. All assets of the Company must be carefully and properly accounted for. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation and authorization. Misclassification of transactions as to

Exhibit 14.1
accounts, business units, or accounting periods is forbidden. Each employee bears responsibility for ensuring that he or she is not party to a false or misleading accounting entry.

III. Conflicts of Interest
A conflict of interest is any activity or interest that is inconsistent with or opposed to the best interests of the Company. An employee’s and director’s decision and actions in the course of employment or other relationship with the Company should be based on the best interests of the Company and not based on personal relationships or benefits. Employees and directors should never use or attempt to use their position with the Company to obtain improper personal benefits. Any situation, transaction or relationship that may give rise to an actual or potential conflict of interest should be disclosed to the Company and should be avoided, unless approved by the Company.

The following are some examples of conflicts of interest to be avoided:
•    Family Members. Directors and employees should not conduct business on behalf of the Company with family members or an organization with which a family member is associated, unless such business relationship has been disclosed to and authorized by the Company and is a bona fide arms-length transaction. “Family members” include a spouse, parents, children, siblings, and in-laws.
•    Interests in Other Businesses. Employees may not accept compensation in any form for services performed for the Company from any source other than the Company. Employees should not have an undisclosed material financial interest in a competitor, supplier or customer of the Company.
•    Improper Conduct and Activities. Employees may not engage in any conduct or activities that materially disrupt or impair the Company's relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.
•    Gifts and Gratuities. This policy does not prohibit normal, appropriate and modest hospitality to or from third parties in compliance with applicable law. These customary courtesies are designed to build goodwill among business partners. You should, however, be mindful that public officials may be restricted in the benefits they can accept for performing their duties, including non-cash benefits such as travel, meals and entertainment. The practice of giving business gifts and taking part in corporate hospitality or undertaking speaking engagements varies between countries, regions and industries. What may be normal and acceptable in one may not be in another. Any gifts and gratuities must comply with U.S. and applicable local law.
•     Corporate Opportunities. The treatment of corporate opportunities by officers and directors shall be governed in all respects by the provisions of the Company’s certificate of incorporation.

Evaluating whether a conflict of interest exists can be difficult and may involve a number of considerations. We encourage you to seek guidance from your manager, human resources or the CFO when you have any questions or doubts.

If you are aware of an actual or potential conflict of interest where your interests may conflict with the Company’s interests, or are concerned that a conflict might develop, please discuss with your manager and then obtain approval from the CFO or their designee before engaging in that activity or accepting anything of material value. Please also note that, to the extent your proposed engagement or activity could constitute a “related person transaction,” it will also be addressed pursuant to our Related Party Transaction Policy.

IV. Confidentiality & Communications

In carrying out the Company's business, employees may learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful to competitors if disclosed.

Employees must maintain the confidentiality of information about the Company and other companies entrusted to them by the Company, use the information only for permissible business purposes and in accordance with any restrictions imposed by the disclosing party, and limit dissemination of the confidential information, both inside and outside the Company, to people who need to know the information for business purposes and who are bound by similar obligations of confidentiality, unless disclosure is authorized or legally mandated.

The obligation to protect confidential information does not end when an employee leaves the Company. Any questions about whether information is confidential should be directed to the CFO.

V. Compliance with Laws, Rules & Regulations
All directors and employees must respect and obey all laws when carrying out responsibilities on behalf of the Company and refrain from illegal conduct.

Exhibit 14.1
Employees have an obligation to be knowledgeable about specific laws, rules, and regulations that apply to their areas of responsibility. If a law conflicts with a policy in this Code, employees must comply with the law.

Any questions as to the applicability of any law should be directed to the CFO. The following is a brief summary of certain topics about which employees should be aware:

A. Antitrust
Competition laws and regulations throughout the world are designed to foster a competitive marketplace and prohibit activities that restrain trade. Generally, actions taken in combination with other companies that restrain competition may violate the antitrust laws. Certain antitrust violations involving agreements with competitors are crimes and can result in large fines and prison terms for the individuals involved. In addition, actions taken by an individual company in market segments in which it has a particularly strong position may violate the antitrust laws if the actions have the effect of excluding competition through unfair means.

The Company is dedicated to compliance with laws governing fair competition in all of its activities. Any activity that undermines this commitment is unacceptable. The laws governing this area are complex, and employees should seek counsel before taking any action whenever appropriate.

B. Health, Safety & Environment
The Company works to conduct its business activities and operations in a manner that promotes protection of people and the environment to the extent practicable. Compliance with all applicable laws, rules and regulations governing health, safety, and the environment are a responsibility of management and employees in all functions.

C. Fair Employment Practices
The Company works to maintain a work environment in which all individuals are treated with respect and dignity. Every individual has the right to work in a professional atmosphere that promotes equal employment opportunities and where discriminatory practices, including harassment, are prohibited.

The Company prohibits discrimination against or harassment of any employee on the basis of race, religion, color, sex, pregnancy, national origin, age, physical or mental disability, military or covered-veteran status, marital status, sexual orientation, family medical leave, gender identity or any other classification protected by applicable federal, state or local law. Any employee who is found to have discriminated against another employee on these bases is subject to discipline up to and including termination.

No individual will suffer any reprisals or retaliation for making complaints or reporting any incidents of discrimination or perceived discrimination, or for participating in any investigation of incidents of discrimination or perceived discrimination.

D. Foreign Corrupt Practices and Anti-Bribery Laws
Directors and employees may only transact business on behalf of the Company in foreign markets and with foreign government officials in accordance with the Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act and applicable local law. Directors and employees should never engage in any bribery, kickbacks or other types of corruption when dealing with customers, suppliers or other third parties regardless of local practices or competitive intensity. Specifically, directors and employees should never directly or indirectly via a third party make or provide a payment (including cash or any other items of value such as meals, gifts, travel, entertainment, etc.) to a foreign official or government employee to corruptly influence the foreign official or government employee, obtain or retain business for the Company or to acquire any improper advantage.

If a director or employee is unaware of the legal rules involving these activities, he or she should consult with the CFO before taking any such action. For more information about the FCPA and the rules governing providing things of value to foreign officials, please contact our CFO.

E. Insider Trading
Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material non-public information about that company. It is your responsibility to comply with these laws and not to share material non-public information. We have also adopted an Insider Trading Policy with which you must comply. For more information about insider trading laws, please reference our Insider Trading Policy which can be found on the Company’s internal website.

Exhibit 14.1
IX. Compliance & Reporting

A. Seeking Guidance
Employees are encouraged to seek guidance from supervisors, managers or other appropriate personnel when in doubt about the best course of action to take in a particular situation. In most instances, questions regarding the Code should be brought to the attention of the CFO.

B. Reporting Violations
If an employee knows of or suspects a violation of this Code, or of applicable laws and regulations (including complaints or concerns about accounting, internal accounting controls or auditing matters), he or she should report it immediately to the CFO. See the Whistleblower Policy for information about making anonymous reports.

All reports will be kept confidential, to the extent practical, except where disclosure is required to investigate a report or mandated by law. The Company does not permit retaliation of any kind for good faith reports of violations or possible violations.

C. Investigations
Reported violations will be promptly and thoroughly investigated. It is imperative that the person reporting the violation not conduct an investigation on his or her own. Directors and employees are expected to cooperate fully with any appropriately authorized investigation, whether internal or external, into reported violations. Directors and employees should never withhold, tamper with or fail to communicate relevant information in connection with an appropriately authorized investigation.

In addition, you are expected to maintain and safeguard the confidentiality of an investigation to the extent possible, except as otherwise provided below or by applicable law. Making false statements to or otherwise misleading internal or external auditors, investigators, legal counsel, Company representatives, regulators or other governmental entities may be grounds for immediate termination of employment or other relationship with the Company and also be a criminal act that can result in severe penalties.

D. Sanctions
Employees who violate this Code may be subject to disciplinary action, up to and including termination of employment. Moreover, employees or officers who direct or approve of any conduct in violation of this Code, or who have knowledge of such conduct but do not immediately report it may also be subject to disciplinary action, up to and including termination of employment. A director who violates this Code or directs or approves conduct in violation of this Code shall be subject to action as determined by the Board.

Furthermore, violations of some provisions of this Code are illegal and may subject the employee, officer or director to civil and criminal liability.

E. Disclosure
Nothing contained in this Code or any other Company agreement or policy is intended to prohibit or restrict you from disclosing confidential information to any government, regulatory or self-regulatory agency including under Section 21F of the Securities and Exchange Act of 1934 and the rules thereunder.

X. Waivers of this Code
Any amendment or waiver of any provision of this Code must be approved in writing by the Board or, if appropriate, its delegate(s), and promptly disclosed pursuant to applicable laws and regulations. Any waiver or modification of the Code for a Senior Financial Officer will be promptly disclosed to stockholders if and as required by applicable law or the rules of the applicable stock exchange.

XI. Amendment
The Company is continuously reviewing and updating its policies, and therefore reserves the right to amend this Code at any time for any reason.
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